FOR RELEASE THURSDAY, FEBRUARY 13, 2025

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces 2024 Results, Issues 2025 Outlook
•Returned a record $469 million to shareholders in 2024

MCLEAN, Va. – February 13, 2025 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter and full-year 2024 and issued its full-year 2025 guidance. Net income was $36.3 million, or $0.32 per diluted share, for the fourth quarter of 2024, as compared to net income of $38.0 million, or $0.30 per diluted share, for the fourth quarter of 2023. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $117.1 million, as compared to $114.1 million for the prior-year period, representing a year-over-year increase of 3%.

Iridium reported fourth-quarter total revenue of $213.0 million, which consisted of $154.0 million of service revenue and $59.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 9% from last year’s comparable period, in part due to a 4% increase in total service revenue. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 72% of total revenue for the fourth quarter of 2024.

The Company ended the quarter with 2,460,000 total billable subscribers, which is up from 2,279,000 for the year-ago period and compares to 2,482,000 for the quarter ended September 30, 2024. Total billable subscribers grew 8% year-over-year, driven by growth in commercial IoT. The sequential decline in billable subscribers from the third quarter primarily reflected changes to retail subscriber plans by a large IoT customer, with no impact on Iridium revenue.

Full-Year 2024 Iridium Business Highlights

For the full year, Iridium reported net income of $112.8 million, or $0.94 per diluted share, as compared to net income of $15.4 million, or $0.12 per diluted share, for 2023. The change primarily resulted from a decrease in depreciation expense associated with the extension of the estimated useful lives of the Company’s satellites in the prior year and an increase in engineering and support revenue, offset in part by the change in income tax expense. The Company reported total revenue in 2024 of $830.7 million, which was up 5% from the year-ago period. Total revenue included $614.9 million of service revenue, $124.4 million of engineering and support services revenue and $91.4 million of equipment sales revenue. OEBITDA for 2024 was $470.6 million, a 2% increase from $463.1 million in the prior year. Capital expenditures were $69.9 million for the full-year 2024.

“Turning our eyes to 2025, Iridium will return to a more normalized OEBITDA growth profile,” said Matt Desch, CEO, Iridium. Desch added, “Our continued strong cash flow supported return of capital to shareholders approaching a half billion dollars in 2024, including dividends and share repurchases.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 60% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $127.3 million, up 5% from last year’s comparable period due to broad-based growth across all revenue lines.
•Commercial voice and data: Revenue was $57.1 million, up 3% from the year-ago period. Subscribers grew 2% from the year-ago period to 415,000. Average revenue per user (“ARPU”) was $45 during the fourth quarter, unchanged from last year’s comparable period.
•Commercial IoT data: Revenue was $41.4 million, up 15% from the year-ago period. Subscribers grew 10% from the year-ago period to 1,887,000 customers, driven by continued growth in consumer personal communications devices. ARPU was $7.29 in the fourth quarter, compared to $7.12 in last year’s comparable period.
•Commercial broadband: Revenue was $13.4 million, down 9% from $14.6 million in the year-ago period, and subscribers declined modestly from the year-ago period to 16,600. ARPU was $268 during the fourth quarter, compared to $294 in last year’s comparable period, reflecting the increased prevalence of Iridium’s use as a companion service and the conversion of customers to other plans.
•Hosted payload and other data service: Revenue was $15.4 million, up 2% from $15.2 million in the year-ago period. The year-over-year change primarily reflected strong contributions from Iridium’s growing PNT services, which more than offset a non-recurring benefit from a customer contract recognized in last year’s comparable period.

•Iridium’s commercial business ended the quarter with 2,319,000 billable subscribers, which is up from 2,134,000 for the prior-year quarter and compares to 2,341,000 for the quarter ended September 30, 2024. The sequential decline in billable subscribers for the quarter was driven by the commencement of phasing out annual plans by a large IoT customer, resulting in higher subscriber seasonality, with no impact on Iridium revenue due to a fixed-price contract with this customer. IoT data subscribers represented 81% of billable commercial subscribers at the end of the quarter, an increase from 80% at the end of the prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Space Force. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue grew 1% to $26.8 million in the fourth quarter reflecting a contractual rate increase in the EMSS Contract.
•Iridium’s U.S. government business ended the quarter with 141,000 subscribers, which compares to 145,000 for the prior-year quarter and 141,000 for the quarter ended September 30, 2024. Government voice and data subscribers remained flat as of December 31, 2024 at 62,000 compared to the year-ago period. Government IoT data subscribers decreased 5% year-over-year and represented 56% of government subscribers at year-end.

Equipment
•Equipment revenue was $21.6 million in the fourth quarter compared to $15.7 million in the prior-year quarter.
•Equipment revenue totaled $91.4 million in 2024, compared to $105.1 million in 2023. In 2025, the Company expects equipment sales to be in line with 2024.

Engineering & Support
•Engineering and support revenue was $37.4 million during the fourth quarter, compared to $31.1 million in the prior-year quarter, primarily due to increasing activity with the U.S. government.
•Engineering and support revenue totaled $124.4 million in 2024, compared to $101.1 million in 2023. In 2025, the Company expects engineering and support revenue to increase from 2024.

Capital expenditures were $24.3 million for the fourth quarter, including $1.3 million in capitalized interest. The Company ended the fourth quarter with gross debt of $1.8 billion and a cash and cash equivalents balance of $93.5 million, for a net debt balance of $1.7 billion.

Iridium paid its fourth quarter dividend of $0.14 per common share on December 31, 2024. Total dividends paid to stockholders during 2024 totaled $64.7 million.

During the quarter ended December 31, 2024, the Company repurchased approximately 4.1 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $121.9 million. As of December 31, 2024, $430.3 million remained available and authorized for repurchase under this program through 2027.

2025 and Longer-Term Outlook
The Company issued its full-year 2025 outlook and reaffirmed its long-term guidance on cash taxes and net leverage:
•Total service revenue growth between 5% and 7% for full-year 2025. Total service revenue for 2024 was $614.9 million.
•Full-year 2025 OEBITDA between $490 million and $500 million. OEBITDA for 2024 was $470.6 million.
•Cash taxes of less than $10 million per year through 2026. We expect that the longer-term cash tax rate will move closer to the statutory rate in 2028.
•Net leverage below 4.0 times OEBITDA through 2026 and falling below 2.0 times OEBITDA by the end of the decade, assuming ongoing execution of the Company’s share repurchase authorization and the payment of expected quarterly dividends. Net leverage was 3.6 times OEBITDA at December 31, 2024.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, acquisition and related costs, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Management believes such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and

Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. The Company does not provide a forward-looking reconciliation of expected full-year 2025 Operational EBITDA guidance as the amount and significance of certain items such as share-based compensation, acquisition related costs and gain/loss on equity method investments, that are required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP net income	$36,341	$38,023	$112,776	$15,415
Interest expense, net	22,428	19,114	91,134	90,387
Income tax (benefit) expense	(6,242)	(9,578)	12,259	(26,251)
Depreciation and amortization	51,447	52,787	203,127	320,000
Share-based compensation	12,431	11,955	63,457	57,455
Acquisition and related costs(1)	289	—	3,074	—
(Gain) loss on equity method investments	413	1,768	(15,251)	6,089
Operational EBITDA	$117,107	$114,069	$470,576	$463,095
(1)     Represents direct costs incurred in connection with the negotiation, consummation and integration of acquisition transactions, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 13, 2025. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2025; net leverage and cash taxes over the longer-term; anticipated equipment sales and engineering and support service revenue for 2025; amount and timing of share repurchases and the payment of dividends, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2025, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,
	2024	2023
Revenue
Service revenue
Commercial	$127,265	$121,513
Government	26,750	26,500
Total service revenue	154,015	148,013
Subscriber equipment	21,597	15,662
Engineering and support service	37,379	31,065
Total revenue	212,991	194,740
Operating expenses
Cost of services (exclusive of depreciation and amortization)	48,379	45,279
Cost of subscriber equipment sales	11,832	10,335
Research and development	8,523	5,728
Selling, general and administrative	40,695	34,315
Depreciation and amortization	51,447	52,787
Total operating expenses	160,876	148,444
Operating income	52,115	46,296
Other expense, net
Interest expense, net	(22,428)	(19,114)
Other income, net	825	3,031
Total other expense, net	(21,603)	(16,083)
Income before income taxes	30,512	30,213
Income tax benefit	6,242	9,578
Loss on equity method investments	(413)	(1,768)
Net income	$36,341	$38,023
Operational EBITDA	$117,107	$114,069

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,
	2024	2023
Revenue
Service revenue
Commercial	$508,618	$478,454
Government	106,296	106,000
Total service revenue	614,914	584,454
Subscriber equipment	91,416	105,136
Engineering and support service	124,352	101,133
Total revenue	830,682	790,723
Operating expenses
Cost of services (exclusive of depreciation and amortization)	178,140	158,710
Cost of subscriber equipment sales	52,427	66,410
Research and development	28,422	20,269
Selling, general and administrative	168,182	143,706
Depreciation and amortization	203,127	320,000
Total operating expenses	630,298	709,095
Operating income	200,384	81,628
Other expense, net
Interest expense, net	(91,134)	(90,387)
Other income, net	534	4,012
Total other expense, net	(90,600)	(86,375)
Income (loss) before income taxes	109,784	(4,747)
Income tax benefit (expense)	(12,259)	26,251
Gain (loss) on equity method investments	15,251	(6,089)
Net income	$112,776	$15,415
Operational EBITDA	$470,576	$463,095

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$57,072	$55,649	3%	$226,197	$219,242	3%
IoT data(2)	41,407	36,065	15%	166,166	141,036	18%
Broadband(3)	13,376	14,620	(9)%	56,095	57,878	(3)%
Hosted payload and other data service(4)	15,410	15,179	2%	60,160	60,298	—%
Total commercial service revenue	127,265	121,513	5%	508,618	478,454	6%
Government service revenue(5)	26,750	26,500	1%	106,296	106,000	—%
Total service revenue	154,015	148,013	4%	614,914	584,454	5%
Subscriber equipment	21,597	15,662	38%	91,416	105,136	(13)%
Engineering and support(6)
Commercial	2,903	1,746	66%	7,307	11,050	(34)%
Government	34,476	29,319	18%	117,045	90,083	30%
Total engineering and support	37,379	31,065	20%	124,352	101,133	23%
Total revenue	$212,991	$194,740	9%	$830,682	$790,723	5%
Operational EBITDA
Operational EBITDA	$117,107	$114,069	3%	$470,576	$463,095	2%
Other
Capital expenditures(7)	$24,268	$16,202		$69,890	$73,487
Net debt(8)	$1,714,219	$1,428,130
Cash and cash equivalents	$93,526	$71,870
Term Loan	$1,807,745	$1,500,000
Deferred financing costs	(16,860)	(17,510)
Term Loan, net	$1,790,885	$1,482,490
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan and gross drawn Revolving Facility, less cash and cash equivalents.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of December 31,
	2024	2023	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	415	408	2%
IoT data	1,887	1,709	10%
Broadband (3)	16.6	16.7	(1)%
Total commercial voice and data, IoT data and Broadband service	2,319	2,134	9%
Government
Voice and data and IoT data service
Voice and data	62	62	—%
IoT data	79	83	(5)%
Total government voice and data and IoT data service	141	145	(3)%
Total billable subscribers	2,460	2,279	8%

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(7)	(2)	(250)%	7	11	(36)%
IoT data	(15)	42	(136)%	178	261	(32)%
Broadband	(0.1)	0.2	(150)%	(0.1)	1.7	(106)%
Total commercial voice and data, IoT data and Broadband service	(22)	40	(155)%	185	274	(32)%
Government
Voice and data and IoT data service
Voice and data	(1)	1	(200)%	—	2	(100)%
IoT data	1	2	(50)%	(4)	4	(200)%
Total government voice and data and IoT data service	—	3	(100)%	(4)	6	(167)%
Total net billable subscriber additions	(22)	43	(151)%	181	280	(35)%

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
ARPU (2) (4)
Commercial
Voice and data	$45	$45	—%	$46	$45	2%
IoT data	$7.29	$7.12	2%	$7.70	$7.45	3%
Broadband	$268	$294	(9)%	$282	$305	(8)%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.